Exhibit 99.1
Contact:
Jim Mazzola
Halozyme Therapeutics
858-704-8122
ir@halozyme.com

HALOZYME REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS
- Revenue of $20.8 million increased 42 percent from prior-year period -

- Royalty Revenue of $8.3 million increased nearly 200 percent from prior-year period -

- Company on track to close enrollment of PEGPH20 Phase 2 study in pancreatic cancer patients by year-end -

SAN DIEGO, November 9, 2015 -- Halozyme Therapeutics, Inc. (NASDAQ: HALO), a biotechnology company developing novel oncology and drug-delivery therapies, today reported financial results for the third quarter ended September 30, 2015. Revenue for the quarter of $20.8 million and a net loss of $24.5 million, or $0.19 per share, compared to revenue of $14.6 million and a net loss of $20.3 million, or $0.16 per share, for the third quarter of 2014. Financial results for the quarter were in line with company expectations and its annual financial guidance, which the company reiterated today.

“With more than 100 patients now enrolled in Stage 2 of our Phase 2 study in pancreatic cancer patients, we are on track to close enrollment by the end of the year and achieve a major milestone toward our goal of ultimately commercializing PEGPH20,” said Dr. Helen Torley, president and CEO. “Strong progress was made towards our goal of evaluating the pan tumor potential of PEGH20 by dosing the first patient in our immuno-oncology clinical trial in combination with Merck’s KEYTRUDA® and by executing well on our broader clinical trial roadmap, including planning for initiation of our Phase 3 study in pancreatic cancer at the end of the first quarter of 2016.

“At the same time, our ENHANZE™ technology platform continued to deliver a growing royalty revenue stream from collaboration and licensing agreements with Roche and Baxalta, and we achieved important milestones toward potential future royalties with Pfizer, Janssen and AbbVie. Further progress was demonstrated by Pfizer and Janssen who initiated dosing in separate Phase 1 clinical trials with ENHANZE, while AbbVie announced plans to work with Halozyme on HUMIRA® (adalimumab) with the goal to help reduce the number of induction injections and deliver additional performance benefits.”
Third Quarter 2015 Highlights and Subsequent Events include:

•
Enrolling more than 100 patients to date in Stage 2 of Halozyme Study 202 of investigational new drug PEGPH20 in metastatic pancreatic ductal adenocarcinoma patients. Halozyme plans to complete its target enrollment of 114 patients by the end of 2015 and present results of the study in the second half of 2016.

•
Submitting Study 301 protocol to the FDA and European Regulatory Authorities. This Phase 3 study of PEGPH20 in previously untreated metastatic pancreatic cancer patients is planned for initiation by the end of first quarter 2016. Halozyme also made progress during the quarter with its partner Ventana toward completing a companion diagnostic test that will be used to prospectively screen patients for high levels of hyaluronan (HA). HA is a glycosaminoglycan, or chain of natural sugars in the body that accumulate around certain tumors. PEGPH20 is designed to temporarily degrade HA, improving the access of co-administered therapies.

•
Dosing the first patient in Halozyme’s Phase 1b study of PEGPH20 plus Keytruda (pembrolizumab). The company is studying patients with relapsed/refractory Stage IIIB/IV non-small cell lung cancer and recurrent locally advanced or metastatic gastric adenocarcinoma. This trial is Halozyme-sponsored and is being conducted at a number of leading oncology centers with KEYTRUDA® experience.

•
Progressing into a second dosing cohort in the Halozyme Phase 1b/2 PRIMAL study of PEGPH20 plus docetaxel in non-small cell lung cancer patients. Actions initiated during the quarter have resulted in an increase in the number of patients screened for the study. Once a maximum tolerated dose is determined, the company plans to expand the study with additional sites outside the U.S. and screen patients prospectively for trial eligibility based on high levels of HA.

•
Advancing Halozyme’s clinical collaboration with Eisai toward initiation of its Phase 1b/2 study in the first quarter of 2016. Halozyme and Eisai will co-fund the clinical trial to explore whether HALAVEN® (eribulin) in combination with PEGPH20 can improve overall response rate, as compared with HALAVEN alone as a therapy for advanced HER2-negative high-HA metastatic breast cancer patients.

•
Achieving partner clinical milestones with the Halozyme ENHANZE™ technology platform, including Pfizer’s first dosing of healthy subjects with rivipansel and ENHANZE in a Phase 1 clinical trial; Janssen’s first dosing of the anti-CD38 daratumumab with ENHANZE in a Phase 1b clinical trial in multiple myeloma patients; and AbbVie announcing plans for HUMIRA® a (adalimumab) under a collaboration and licensing agreement formed with Halozyme in June of 2015, with a goal to help reduce the number of induction injections at higher doses and deliver additional performance benefits.

Third Quarter 2015 Financial Highlights

•
Revenue for the third quarter was $20.8 million, compared to $14.6 million for the third quarter of 2014, driven primarily by an increase in royalties from partner sales of Herceptin SC, MabThera SC and HyQvia. Revenue for the quarter included $8.3 million in royalties, $6.3 million in sales of bulk rHuPH20 for use in manufacturing collaboration products, $3.9 million in HYLENEX® recombinant (hyaluronidase human injection) product sales, and $2.2 million in collaboration revenue.

•
Research and development expenses for the third quarter were $27.6 million, compared to $19.9 million for the third quarter of 2014. The planned increase was primarily due to expenses for preclinical and clinical support of PEGPH20.

•
Selling, general and administrative expenses for the third quarter were $10.2 million, compared to $8.6 million for the third quarter of 2014. The increase was primarily due to an increase in personnel expenses, including stock compensation, for the period.

•	Net loss for the third quarter was $24.5 million, or $0.19 per share, compared to a net loss in the third quarter of 2014 of $20.3 million, or $0.16 per share.

•	Cash, cash equivalents and marketable securities were $123.7 million at Sept. 30, compared to $140.7 million at June 30, 2015.
Financial Outlook
For the full year 2015, the company maintains its previously announced guidance of:

•	Net revenues to be in the range of $110 million to $115 million;

•	Operating expenses to be in the range of $160 million to $170 million; and

•	Net cash burn to be between $20 million to $30 million.

Webcast and Conference Call
Halozyme will webcast its quarterly update conference call today, November 9, 2015 at 4:30 p.m. ET/1:30 p.m. PT. During the call, management will discuss financial results and provide a business update. To listen to the live webcast and view additional documents related to the call, please visit the "Investors" section of Halozyme's corporate website at www.halozyme.com. A webcast replay will be available shortly after the call at the same address. To participate by phone, please dial (877) 410-5657 (domestic callers) or (334) 323-7224 (international callers) using passcode 769890. A telephone replay will be available shortly after the call by dialing (877) 919-4059 (domestic callers) or (334) 323-0140 (international callers) using replay passcode 75162222.

About Halozyme
Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug PEGPH20, applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor. PEGPH20 is currently in development for metastatic pancreatic cancer, non-small cell lung cancer, gastric cancer, metastatic breast cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen and AbbVie for its drug delivery platform, ENHANZE™, which enables biologics and small molecule compounds that are currently administered intravenously to be delivered subcutaneously. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company's future expectations and plans for growth in 2015, the development and commercialization of product candidates and the potential benefits and attributes of such product candidates and expected financial outlook for 2015) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues from collaborators, unexpected results or delays in development of product candidates and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2015.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Product sales, net	$10,301	$9,617	$32,503	$27,679
Royalties	8,274	2,895	21,431	5,382
Revenues under collaborative agreements	2,205	2,094	28,896	11,896
Total revenues	20,780	14,606	82,830	44,957

Operating expenses:
Cost of product sales	6,180	5,141	20,818	16,585
Research and development	27,611	19,904	65,490	59,968
Selling, general and administrative	10,226	8,587	29,439	27,589
Total operating expenses	44,017	33,632	115,747	104,142

Operating loss	(23,237)	(19,026)	(32,917)	(59,185)
Other income (expense):
Investment and other income, net	78	122	267	287
Interest expense	(1,301)	(1,376)	(3,899)	(4,203)
Net loss	$(24,460)	$(20,280)	$(36,549)	$(63,101)

Basic and diluted net loss per share	$(0.19)	$(0.16)	$(0.29)	$(0.52)

Shares used in computing basic and diluted net loss per share:	126,921	124,041	126,127	122,157

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$71,514	$61,389
Marketable securities, available-for-sale	52,204	74,234
Accounts receivable, net	8,392	9,149
Inventories	11,101	6,406
Prepaid expenses and other assets	9,879	10,143
Total current assets	153,090	161,321
Property and equipment, net	2,686	2,951
Prepaid expenses and other assets	2,458	1,205
Restricted cash	500	500
Total assets	$158,734	$165,977

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,437	$3,003
Accrued expenses	18,926	13,961
Deferred revenue, current portion	5,789	7,367
Current portion of long-term debt, net	15,699	—
Total current liabilities	44,851	24,331
Deferred revenue, net of current portion	44,244	47,267
Long-term debt, net	34,094	49,860
Other long-term liabilities	3,746	3,167
Stockholders’ equity:
Common stock	128	126
Additional paid-in capital	518,647	491,694
Accumulated other comprehensive loss	—	(41)
Accumulated deficit	(486,976)	(450,427)
Total stockholders’ equity	31,799	41,352
Total liabilities and stockholders’ equity	$158,734	$165,977

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